EXHIBIT 5.1

[Letterhead of Fulbright & Jaworski L.L.P.]

October 25, 2004

Universal Health Services, Inc.

367 South Gulph Road

King of Prussia, Pennsylvania 19406

Re: Universal Health Services, Inc.

Dear Sirs:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Universal Health Services, Inc. (the “Company”), relating to 1,087,726 shares of Class B Common Stock of the Company (the “Shares”) to be offered under the Company’s Universal Health Services, Inc. Stock Purchase Plan (the “Plan”). Pursuant to the Plan, the Registrant may make available Shares for use under the Plan from authorized but unissued shares (“Newly Issued Shares”), treasury shares or through the acquisition of stock in the open market or in privately negotiated transactions for such use.

As counsel for the Company, we have examined the Plan and such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Newly Issued Shares pursuant to the Plan and that the Newly Issued Shares being registered pursuant to the Registration Statement, when issued under the Plan in accordance with its terms, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as a part of the Registration Statement and to the reference to our name under the heading “Interests of Named Experts and Counsel” set forth in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

Very truly yours,

Fulbright & Jaworski L.L.P.